Exhibit (f)(1)

CONSOLIDATION	CODIFICATION

Canada Business	Loi canadienne sur les
Corporations Act	sociétés par actions

CHAPTER C-44	CHAPITRE C-44

Current to March 5, 2010	À jour au 5 mars 2010

Published by the Minister of Justice at the following address:	Publié par le ministre de la Justice à I’adresse suivante:
http://laws-lois.justice.gc.ca	http://laws-lois.justice.gc.ca

Canada Business Corporations — March 5, 2010

	the Director together with the documents required by sections 19 and 113, if applicable.	par lui, accompagnés, le cas échéant, des documents exigés par les articles 19 et 113.

Certificate of arrangement	(7) On receipt of articles of arrangement, the Director shall issue a certificate of arrangement in accordance with section 262.	(7) Dès réception des clauses de l’arrangement, le directeur délivre un certificat d’arrangement conformément à l’article 262.	Certificat d’arrangement

Effect of certificate	(8) An arrangement becomes effective on the date shown in the certificate of arrangement. R.S., 1985, c. C-44, s. 192; 1994, c. 24, s. 24; 2001, c. 14, s. 96.	(8) L’arrangement prend effet à la date figurant sur le certificat d’arrangement. L.R. (1985), ch. C-44, art. 192; 1994, ch. 24, art. 24; 2001, ch. 14, art. 96.	Prise d’effet de l’arrangement

	PART XVI	PARTIE XVI

	GOING-PRIVATE TRANSACTIONS AND SQUEEZE-OUT TRANSACTIONS	OPÉRATIONS DE FERMETURE ET D’ÉVICTION

Going private transactions	193. A corporation may carry out a going-private transaction. However, if there are any applicable provincial securities laws, a corporation may not carry out a going-private transaction unless the corporation complies with those laws.	193. La société peut effectuer une opération de fermeture si elle se conforme à l’éventuelle législation provinciale applicable en matière de valeurs mobilières.

		L.R. (1985), ch. C-44, art. 193; 2001, ch. 14, art. 97.	Opérations de fermeture

R.S., 1985, c. C-44, s. 193; 2001, c. 14, s. 97.

Squeeze-out transactions	194. A corporation may not carry out a squeeze-out transaction unless, in addition to any approval by holders of shares required by or under this Act or the articles of the corporation, the transaction is approved by ordinary resolution of the holders of each class of shares that are affected by the transaction, voting separately, whether or not the shares otherwise carry the right to vote. However, the following do not have the right to vote on the resolution:	194. Une opération d’éviction ne peut être effectuée que si, en plus de toute approbation exigée des détenteurs d’actions de la société par la présente loi et les statuts, l’opération est approuvée par les détenteurs d’actions de chaque catégorie visée par celle-ci par résolution ordinaire votée séparément, même si les actions de cette catégorie ne confèrent aucun droit de vote, à l’exception des détenteurs suivants:	Opérations d’éviction

	(a) affiliates of the corporation; and	a) les personnes morales du même groupe que la société;

(b) holders of shares that would, following the squeeze-out transaction, be entitled to consideration of greater value or to superior rights or privileges than those available to other holders of shares of the same class.

b) ceux qui, à la suite de l’opération, auraient droit à une contrepartie ou à des droits ou privilèges supérieurs à ceux que pourraient recevoir les détenteurs des autres actions de la même catégorie.

	R.S., 1985, c. C-44, s. 194; 2001, c. 14, s. 97.	L.R. (1985), ch. C-44, art. 194; 2001, ch. 14, art. 97.

	195. to 205. [Repealed, 2001, c. 14, s. 97]	195. à 205. [Abrogés, 2001, ch. 14, art. 97]

	PART XVII	PARTIE XVII

	COMPULSORY AND COMPELLED	ACQUISITIONS FORCÉES
ACQUISITIONS

Definitions	206. (1) The definitions in this subsection apply in this Part.	206. (1) Les définitions qui suivent s’appliquent à la présente partie.	Définitions

“dissenting offeree” «pollicité dissident»	“dissenting offeree” means, where a take-over bid is made for all the shares of a class of shares, a holder of a share of that class who	«action» Action conférant ou non un droit de vote, y compris la valeur mobilière immédiatement convertible en une telle action et l’option	«action» “share”

Sociétés par actions — 5 mars 2010

“offer” «pollicitation» “offeree” «pollicité» “offeree corporation” «société pollicitée» “offeror” «pollicitant»	does not accept the take-over bid and includes a subsequent holder of that share who acquires it from the first mentioned holder;

“offer” includes an invitation to make an offer.

“offeree” means a person to whom a take-over bid is made.

“offeree corporation” means a distributing corporation whose shares are the object of a take-over bid.

“offeror” means a person, other than an agent, who makes a take-over bid, and includes two or more persons who, directly or indirectly,

(a) make take-over bids jointly or in concert; or

(b) intend to exercise jointly or in concert voting rights attached to shares for which a take-over bid is made.
ou le droit, susceptible d’exercice immédiat, d’acquérir une telle action ou valeur mobilière.

«offre d’achat visant à la mainmise» L’offre qu’un pollicitant adresse à peu près au même moment à des actionnaires d’une société ayant fait appel au public pour acquérir toutes les actions d’une catégorie d’actions émises. Y est assimilée la pollicitation d’une telle société visant le rachat de toutes les actions d’une catégorie de ses actions.

«pollicitant» Toute personne, à l’exception du mandataire, qui fait une offre d’achat visant à la mainmise et, en outre, les personnes qui, même indirectement, conjointement ou de concert :

a) ou bien font une telle offre;

b) ou bien ont l’intention d’exercer les droits de vote attachés aux actions faisant l’objet de l’offre.
«offre d’achat visant à la mainmise» “take-over bid” «pollicitant» “offeror”

“share” «action»	“share” means a share, with or without voting rights, and includes	«pollicitation» Est assimilée à la pollicitation l’invitation à faire une offre.	«pollicitation» “offer”

	(a) a security currently convertible into such a share; and	«pollicité» Toute personne à laquelle est faite l’offre d’achat visant à la mainmise.	«pollicité» “offeree”

“take-over bid” «offre d’achat visant à la mainmise»
(b) currently exercisable options and rights to acquire such a share or such a convertible security.

“take-over bid” means an offer made by an offeror to shareholders of a distributing corporation at approximately the same time to acquire all of the shares of a class of issued shares, and includes an offer made by a distributing corporation to repurchase all of the shares of a class of its shares.	«pollicité dissident» Dans le cas d’une offre d’achat visant à la mainmise et portant sur la totalité des actions d’une catégorie, l’actionnaire pollicité qui refuse l’offre ainsi que ses ayants cause.

		«société pollicitée» Société ayant fait appel au public dont les actions font l’objet d’une offre d’achat visant à la mainmise.	«pollicité dissident» “dissenting offeree” «société pollicitée» “offeree corporation”

Right to acquire	(2) If within one hundred and twenty days after the date of a take-over bid the bid is accepted by the holders of not less than ninety per cent of the shares of any class of shares to which the take-over bid relates, other than shares held at the date of the take-over bid by or on behalf of the offeror or an affiliate or associate of the offeror, the offeror is entitled, on complying with this section, to acquire the shares held by the dissenting offerees.	(2) Le pollicitant a le droit, en se conformant au présent article, d’acquérir les actions des pollicités dissidents, en cas d’acceptation de l’offre d’achat visant à la mainmise, dans les cent vingt jours de la date où elle est faite, par les détenteurs de quatre-vingt-dix pour cent au moins des actions de la catégorie en cause, sans tenir compte des actions détenues, même indirectement, par le pollicitant ou les personnes morales de son groupe ou les personnes qui ont des liens avec lui, à la date de l’offre.	Acquisition

Notice	(3) An offeror may acquire shares held by a dissenting offeree by sending by registered mail within sixty days after the date of termination of the take-over bid and in any event within one hundred and eighty days after the date of	(3) Le pollicitant peut acquérir les actions des pollicités dissidents en leur envoyant ainsi qu’au directeur, par courrier recommandé, dans les soixante jours de la date d’expiration de l’offre d’achat visant à la mainmise et, en tout	Avis

Canada Business Corporations — March 5, 2010

the take-over bid, an offeror’s notice to each dissenting offeree and to the Director stating that
(a) the offerees holding not less than ninety per cent of the shares to which the bid relates accepted the take-over bid;
(b) the offeror is bound to take up and pay for or has taken up and paid for the shares of the offerees who accepted the take-over bid;
(c) a dissenting offeree is required to elect
(i) to transfer their shares to the offeror on the terms on which the offeror acquired the shares of the offerees who accepted the take-over bid, or
(ii) to demand payment of the fair value of the shares in accordance with subsections (9) to (18) by notifying the offeror within twenty days after receiving the offeror’s notice;
(d) a dissenting offeree who does not notify the offeror in accordance with subparagraph (5)(b)(ii) is deemed to have elected to transfer the shares to the offeror on the same terms that the offeror acquired the shares from the offerees who accepted the take-over bid; and
(e) a dissenting offeree must send their shares to which the take-over bid relates to the offeree corporation within twenty days after receiving the offeror’s notice.

état de cause, dans les cent quatre-vingts jours de la date de l’offre, un avis précisant à la fois:
a) que les pollicités détenant au moins quatre-vingt-dix pour cent des actions en cause ont accepté l’offre;
b) qu’il est tenu de prendre livraison, contre paiement, des actions des pollicités acceptants, ou qu’il l’a déjà fait;
c) que les pollicités dissidents doivent décider:
(i) soit de lui céder leurs actions selon les conditions offertes aux pollicités acceptants,
(ii) soit d’exiger le paiement de la juste valeur de leurs actions en conformité avec les paragraphes (9) à (18), en le lui faisant savoir dans les vingt jours de la réception de l’avis;
d) qu’à défaut de donner avis conformément à l’alinéa (5)b), ils sont réputés avoir choisi de lui céder leurs actions aux conditions faites aux pollicités acceptants;
e) qu’ils doivent envoyer les actions en cause à la société pollicitée dans les vingt jours de la réception de l’avis.

Notice of adverse claim
   (4) Concurrently with sending the offeror’s notice under subsection (3), the offeror shall send to the offeree corporation a notice of adverse claim in accordance with section 78 with respect to each share held by a dissenting offeree.
	(4) Le pollicitant envoie à la société pollicitée, simultanément, l’avis mentionné au paragraphe (3) et, pour chaque action détenue par un pollicité dissident, l’avis d’opposition visé à l’article 78.	Avis d’opposition

Share certificate
   (5) A dissenting offeree to whom an offeror’s notice is sent under subsection (3) shall, within twenty days after receiving the notice,
(a) send the share certificates of the class of shares to which the take-over bid relates to the offeree corporation; and
(b) elect
(i) to transfer the shares to the offeror on the terms on which the offeror acquired the shares of the offerees who accepted the take-over bid, or

   (5) Les pollicités dissidents doivent, dans les vingt jours suivant la réception de l’avis mentionné au paragraphe (3):
a) envoyer à la société pollicitée les certificats des actions visées par l’offre;
b) soit céder au pollicitant leurs actions aux conditions offertes aux pollicités acceptants, soit exiger, en donnant avis au pollicitant dans ce délai, le paiement de la juste valeur de leurs actions en conformité avec les paragraphes (9) à (18).
Certificat d’action

Sociétés par actions — 5 mars 2010

(ii) to demand payment of the fair value of the shares in accordance with subsections (9) to (18) by notifying the offeror within those twenty days.

Deemed election
   (5.1) A dissenting offeree who does not notify the offeror in accordance with subparagraph (5)(b)(ii) is deemed to have elected to transfer the shares to the offeror on the same terms on which the offeror acquired the shares from the offerees who accepted the take-over bid.

   (5.1) À défaut par les pollicités dissidents de donner avis conformément à l’alinéa (5)b), ils sont réputés avoir choisi de céder au pollicitant leurs actions aux conditions faites aux pollicités acceptants.
Choix réputé

Payment
   (6) Within twenty days after the offeror sends an offeror’s notice under subsection (3), the offeror shall pay or transfer to the offeree corporation the amount of money or other consideration that the offeror would have had to pay or transfer to a dissenting offeree if the dissenting offeree had elected to accept the take-over bid under subparagraph (5)(b)(i).

   (6) Dans les vingt jours suivant l’envoi de l’avis mentionné au paragraphe (3), le pollicitant doit remettre à la société pollicitée les fonds ou toute autre contrepartie qu’il aurait eu à remettre aux pollicités dissidents s’ils avaient accepté de lui céder leurs actions conformément à l’alinéa (5)b).
Paiement

Consideration
   (7) The offeree corporation is deemed to hold in trust for the dissenting shareholders the money or other consideration it receives under subsection (6), and the offeree corporation shall deposit the money in a separate account in a bank or other body corporate any of whose deposits are insured by the Canada Deposit Insurance Corporation or guaranteed by the Quebec Deposit Insurance Board, and shall place the other consideration in the custody of a bank or such other body corporate.

   (7) La société pollicitée est réputée détenir en fiducie, pour le compte des actionnaires dissidents, les fonds ou toute autre contrepartie reçus en vertu du paragraphe (6); elle doit déposer les fonds à un compte distinct ouvert auprès d’une banque ou d’une autre personne morale bénéficiant de l’assurance de la Société d’assurance-dépôts du Canada ou de la Régie de l’assurance-dépôts du Québec et confier toute autre contrepartie à la garde d’une de ces institutions.
Contrepartie

When corporation is offeror
   (7.1) A corporation that is an offeror making a take-over bid to repurchase all of the shares of a class of its shares is deemed to hold in trust for the dissenting shareholders the money and other consideration that it would have had to pay or transfer to a dissenting offeree if the dissenting offeree had elected to accept the take-over bid under subparagraph (5)(b)(i), and the corporation shall, within twenty days after a notice is sent under subsection (3), deposit the money in a separate account in a bank or other body corporate any of whose deposits are insured by the Canada Deposit Insurance Corporation or guaranteed by the Quebec Deposit Insurance Board, and shall place the other consideration in the custody of a bank or such other body corporate.

   (7.1) Dans le cas où le pollicitant est une société qui vise à racheter toutes les actions d’une catégorie quelconque, celui-ci est réputé détenir en fiducie, pour le compte des pollicités dissidents, les fonds ou toute autre contrepartie qu’il aurait eu à leur remettre s’ils avaient accepté de lui céder leurs actions conformément à l’alinéa (5)b). Il doit, dans les vingt jours suivant l’envoi de l’avis visé au paragraphe (3), déposer les fonds dans un compte distinct ouvert auprès d’une banque ou d’une autre personne morale bénéficiant de l’assurance de la Société d’assurance-dépôts du Canada ou de la Régie de l’assurance-dépôts du Québec et confier toute autre contrepartie à la garde de l’une de ces institutions.
Contrepartie

Duty of offeree corporation	(8) Within thirty days after the offeror sends a notice under subsection (3), the offeree corporation shall	(8) Dans les trente jours suivant l’envoi de l’avis mentionné au paragraphe (3), la société pollicitée doit:	Obligation de la société pollicitée

Canada Business Corporations — March 5, 2010

(a) if the payment or transfer required by subsection (6) is made, issue to the offeror a share certificate in respect of the shares that were held by dissenting offerees;

(b) give to each dissenting offeree who elects to accept the take-over bid terms under subparagraph (5)(b)(i) and who sends share certificates as required by paragraph (5)(a) the money or other consideration to which the offeree is entitled, disregarding fractional shares, which may be paid for in money; and

(c) if the payment or transfer required by subsection (6) is made and the money or other consideration is deposited as required by subsection (7) or (7.1), send to each dissenting shareholder who has not sent share certificates as required by paragraph (5)(a) a notice stating that

(i) the dissenting shareholder’s shares have been cancelled,

(ii) the offeree corporation or some designated person holds in trust for the dissenting shareholder the money or other consideration to which that shareholder is entitled as payment for or in exchange for the shares, and

(iii) the offeree corporation will, subject to subsections (9) to (18), send that money or other consideration to that shareholder without delay after receiving the shares.

a) délivrer au pollicitant les certificats des actions que détenaient les pollicités dissidents s’il s’est conformé au paragraphe (6);

b) remettre aux pollicités dissidents qui acceptent de céder leurs actions conformément à l’alinéa (5)b) et qui envoient leurs certificats d’actions conformément à l’alinéa (5)a), les fonds ou toute autre contrepartie auxquels ils ont droit, sans tenir compte des fractions d’actions dont le règlement peut toujours se faire en numéraire;

c) si la contrepartie exigée par le paragraphe (6) est remise et, selon qu’elle est en numéraire ou en nature, déposée ou confiée conformément aux paragraphes (7) ou (7.1), envoyer aux pollicités dissidents qui ne se sont pas conformés à l’alinéa (5)a) un avis les informant que:

(i) leurs actions ont été annulées,

(ii) la société pollicitée ou toute autre personne désignée détient pour eux en fiducie les fonds ou toute autre contrepartie auxquels ils ont droit,

(iii) la société pollicitée leur enverra, sous réserve des paragraphes (9) à (18), les fonds ou la contrepartie dès réception de leurs actions.

Application to court	(9) If a dissenting offeree has elected to demand payment of the fair value of the shares under subparagraph (5)(b)(ii), the offeror may, within twenty days after it has paid the money or transferred the other consideration under subsection (6), apply to a court to fix the fair value of the shares of that dissenting offeree.	(9) Le pollicitant peut, dans les vingt jours suivant la remise prévue au paragraphe (6), demander au tribunal de fixer la juste valeur des actions des pollicités dissidents qui souhaitent obtenir paiement de leurs actions conformément à l’alinéa (5)b).	Demande au tribunal

Idem	(10) If an offeror fails to apply to a court under subsection (9), a dissenting offeree may apply to a court for the same purpose within a further period of twenty days.	(10) Faute par le pollicitant de saisir le tribunal conformément au paragraphe (9), les pollicités dissidents bénéficient d’un délai supplémentaire de vingt jours pour le faire.	Idem

Status of dissenter if no court application	(11) Where no application is made to a court under subsection (10) within the period set out in that subsection, a dissenting offeree is deemed to have elected to transfer their shares to the offeror on the same terms that the offeror acquired the shares from the offerees who accepted the take-over bid.	(11) Le pollicité dissident, qui n’a pas saisi le tribunal conformément au paragraphe (10) et dans le délai qui y est fixé, est censé avoir transféré ses actions au pollicitant aux mêmes conditions que celui-ci a acquis celles des pollicités acceptants.	Cas de dissident qui ne saisit pas le tribunal

Sociétés par actions — 5 mars 2010

Venue	(12) An application under subsection (9) or (10) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting offeree resides if the corporation carries on business in that province.	(12) Les demandes prévues aux paragraphes (9) ou (10) doivent être présentées au tribunal du ressort du siège social de la société ou de la résidence du pollicité dissident, si celle-ci est fixée dans une province où la société exerce son activité commerciale.	Compétence territoriale

No security for costs	(13) A dissenting offeree is not required to give security for costs in an application made under subsection (9) or (10).	(13) Dans le cadre d’une demande visée aux paragraphes (9) ou (10), les pollicités dissidents ne sont pas tenus de fournir de cautionnement pour les frais.	Absence de cautionnement pour frais

Parties	(14) On an application under subsection (9) or (10)

(a) all dissenting offerees referred to in subparagraph (5)(b)(ii) whose shares have not been acquired by the offeror shall be joined as parties and are bound by the decision of the court; and

(b) the offeror shall notify each affected dissenting offeree of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.
(14) Sur demande présentée conformément aux paragraphes (9) ou (10):

a) tous les pollicités dissidents qui veulent obtenir paiement et dont les actions n’ont pas été acquises par le pollicitant, sont mis en cause et liés par la décision du tribunal;

b) le pollicitant avise chaque pollicité dissident concerné de la date, du lieu et des conséquences de la demande, ainsi que de son droit de comparaître en personne ou par ministère d’avocat.
Parties

Powers of court	(15) On an application to a court under subsection (9) or (10), the court may determine whether any other person is a dissenting offeree who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting offerees.	(15) Avant de fixer la juste valeur des actions de tous les pollicités dissidents, le tribunal peut, sur demande présentée conformément aux paragraphes (9) ou (10), décider s’il existe d’autres pollicités dissidents à mettre en cause.	Pouvoirs du tribunal

Appraisers	(16) A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of a dissenting offeree.	(16) Le tribunal peut charger des estimateurs experts de l’aider à fixer la juste valeur des actions des pollicités dissidents.	Experts

Final order	(17) The final order of the court shall be made against the offeror in favour of each dissenting offeree and for the amount for the shares as fixed by the court.	(17) L’ordonnance définitive est rendue contre le pollicitant, en faveur de chaque pollicité dissident, et indique la valeur des actions fixée par le tribunal.	Ordonnance définitive

Additional powers	(18) In connection with proceedings under this section, a court may make any order it thinks fit and, without limiting the generality of the foregoing, it may

(a) fix the amount of money or other consideration that is required to be held in trust under subsection (7) or (7.1);

(b) order that that money or other consideration be held in trust by a person other than the offeree corporation;

(c) allow a reasonable rate of interest on the amount payable to each dissenting offeree
(18) À l’occasion des procédures prévues au présent article, le tribunal peut rendre toute ordonnance qu’il estime pertinente et, notamment:

a) fixer le montant en numéraire ou toute autre contrepartie, à détenir en fiducie conformément aux paragraphes (7) ou (7.1);

b) faire détenir le montant en numéraire ou toute autre contrepartie en fiducie par une personne autre que la société pollicitée;

c) allouer, sur la somme à payer à chaque pollicité dissident, des intérêts à un taux rai-
Pouvoirs supplémentaires

Canada Business Corporations — March 5, 2010

from the date they send or deliver their share certificates under subsection (5) until the date of payment; and
(d) order that any money payable to a shareholder who cannot be found be paid to the Receiver General and subsection 227(3) applies in respect thereof.
R.S., 1985, c. C-44, s. 206; 2001, c. 14, ss. 99, 135(E).
sonnable pour la période comprise entre la date d’envoi des certificats d’actions conformément au paragraphe (5) et celle du paiement;
d) prévoir le versement, au receveur général, des fonds payables aux actionnaires introuvables, auquel cas le paragraphe 227(3) s’applique.
L.R. (1985), ch. C-44, art. 206; 2001, ch. 14, art. 99 et 135(A).

Obligation to acquire shares
     206.1 (1) If a shareholder holding shares of a distributing corporation does not receive an offeror’s notice under subsection 206(3), the shareholder may
(a) within ninety days after the date of termination of the take-over bid, or
(b) if the shareholder did not receive an offer pursuant to the take-over bid, within ninety days after the later of
(i) the date of termination of the take-over bid, and
(ii) the date on which the shareholder learned of the take-over bid, require the offeror to acquire those shares.
     206.1 (1) L’actionnaire qui détient des actions d’une société ayant fait appel au public et qui n’a pas reçu du pollicitant l’avis visé au paragraphe 206(3) peut exiger de ce dernier l’acquisition de ces actions:
a) soit dans les quatre-vingt-dix jours suivant la date d’expiration de l’offre d’achat visant à la mainmise;
b) soit, s’il n’a pas reçu une telle offre, dans le délai visé à l’alinéa a) ou dans les quatre-vingt-dix jours suivant la date où il a pris connaissance de l’offre si ce délai est plus long.
Acquisition forcée à la demande d’un actionnaire

Conditions
     (2) If a shareholder requires the offeror to acquire shares under subsection (1), the offeror shall acquire the shares on the same terms under which the offeror acquired or will acquire the shares of the offerees who accepted the take-over bid.
2001, c. 14, s. 100.
     (2) Le pollicitant est alors tenu d’acquérir les actions aux mêmes conditions que celles faites aux pollicités acceptants.
2001, ch. 14, art. 100.
Conditions

Definition of “court”
PART XVIII
LIQUIDATION AND DISSOLUTION
     207. In this Part, “court” means a court having jurisdiction in the place where the corporation has its registered office.

1974-75-76, c. 33, s. 200.
PARTIE XVIII
LIQUIDATION ET DISSOLUTION
     207. Dans la présente partie, «tribunal» désigne le tribunal compétent du ressort du siège social de la société.
1974-75-76, ch. 33, art. 200; 1978-79, ch. 9, art. 1.
Définition de «tribunal»

Application of Part
     208. (1) This Part, other than sections 209 and 212, does not apply to a corporation that is an insolvent person or a bankrupt as those terms are defined in subsection 2(1) of the Bankruptcy and Insolvency Act.
     208. (1) La présente partie, sauf les articles 209 et 212, ne s’applique pas aux sociétés qui sont des personnes insolvables ou des faillies au sens du paragraphe 2(1) de la Loi sur la faillite et l’insolvabilité.
Application de la présente partie

Staying proceedings
     (2) Any proceedings taken under this Part to dissolve or to liquidate and dissolve a corporation shall be stayed if the corporation is at any time found, in a proceeding under the Bank-
     (2) Toute procédure soit de dissolution, soit de liquidation et de dissolution, engagée en vertu de la présente partie, est suspendue dès la constatation de l’insolvabilité de la société au
Suspension des procédures